Exhibit 99.(p).1

Global Code of Ethics

Every day we make individual choices which reflect on the collective reputation of the Manulife and John Hancock brands. Our global standards for business ethics and our well-regarded reputation for integrity differentiate our brands in the marketplace and have been critical factors in our past as well as our future success. We are proud of Manulife Asset Management's culture of doing business the right way and we want to underscore the need to continue to conduct our business in this manner.

To this end, Manulife Asset Management has adopted this Global Code of Ethics to promote compliance with applicable law as well as to address certain potential and actual conflicts of interests which can arise between our personal investment decisions and the interests of our clients. This Global Code of Ethics has been designed to reflect our values as a global organization and demonstrate the importance of the trust our clients have placed in Manulife Asset Management and the duties we owe to our clients.

/s/ Warren Thomson	/s/ Christopher Conkey

/s/ Barry Evans	/s/ Jacqui Allard

/s/ Michael Dommermuth

Code Version: September 1, 2013

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PART 1:	Purpose & Applicability	4

1.1	Purpose	4
1.2	Code Applicability—MAM Associates & Access Persons	4
1.3	Report Changes to Access Person Status	5
1.4	Code Certification	5
1.5	Reporting Violations of the Code as well as Manulife and MAM Policies	5
1.6	Supervisory Oversight & Personal Liability	5

PART 2:	Principles of Business Conduct	6

2.1	General Principles of Business Conduct	6
2.2	Personal Trading & Conflicts of Interests	6
2.3	Confidential Investment Information	7
2.4	False Rumors	7
2.5	Outside Business Activities	7
2.6	Other MAM & Manulife Compliance Requirements	7

PART 3:	Personal Investing Restrictions & Limitations	8

3.1	What Securities are Subject to the Code’s Personal Trading Restrictions & Requirements?	8
3.2	Restrictions on Securities under Active Consideration	8
3.3	Restrictions on Manulife Securities	8
3.4	Preclearance Approval Requirement	9
3.5	Special Pre-Clearance Approval Requirement for Level 3 Access Persons Only	9
3.6	15 Day Blackout Period Rule	9
3.7	Affiliated Mutual Fund Profit Ban—30 Day Rule	10
3.8	Short-Term Profit Ban—60 Day Rule	10
3.9	Limit Orders and Special Orders	10
3.10	Investment Clubs	10
3.11	Discouraging Excessive Trading	11
3.12	Additional Restrictions—Hong Kong-Based Access Persons Only	11

PART 4:	Level 1 Access Persons Additional Personal Investing Restrictions	11

4.1	Initial Public Offering Ban	11
4.2	Investment Team Hold Until Sold Rule	11
4.3	Investment Team Enhanced Trade Blackout Rule for Certain Level 1 Access Persons	12
4.4	Preclearance of Significant Personal Securities Positions	12
4.5	Disclosure of Personal Investment Conflicts & Limited Offering Independent Review	12
4.6	1% & 5% Security Ownership Disclosure & Prohibitions	12

PART 5:	Initial & Periodic Reporting	13

5.1	Requirement to Report All Securities Accounts	13
5.2	Duplicate Transaction Confirmations & Statements	13
5.3	USA-Based Access Person Preferred Brokerage Account Requirement	14
5.4	Initial Holdings Report & Certification	14
5.5	Quarterly Transaction Report & Certification	14
5.6	Reporting of Gifts, Donations & Inheritances	15
5.7	Annual Holdings Report & Certification	15
5.8	Method of Reporting & Certifications	15

PART 6:	Code Administration	16

6.1	No Liability for Loses	16
6.2	Penalties for Code Violations	16
6.3	Exemptions & Appeals	16
6.4	Code Amendments	16
6.5	Code Interpretation & Administration	17
6.6	Recordkeeping	17

Appendix A: Code Definitions

Appendix B: Code Adoption Dates

Appendix C: Chart: Reportable Securities & Pre-Clearable Securities

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PART 1	PURPOSE & APPLICABILITY

1.1	Purpose

Manulife Asset Management1 (MAM) has adopted this Code of Ethics (Code) to promote compliance with applicable law by MAM and MAM Associates and to prevent those abuses in the investment management business that can arise when certain conflicts of interest exist between personnel of an investment advisor and its clients. By adopting and enforcing this Code, we strengthen the trust and confidence entrusted in us by demonstrating that at MAM, client interests come first.

1.2	Code Applicability—MAM Associates & Access Persons

This Code applies to MAM Associates. MAM Associates are: (i) any partner, officer, director (or other person occupying a similar status or performing similar functions) of MAM; (ii) an employee of MAM; (iii) any person who provides investment advice on behalf of MAM and is subject to the supervision and control of MAM; (iv) any person meeting the definition of Access Person; and (v) any other person who the Code Administrator deems a MAM Associate.2

Additionally, MAM Associates who have access to certain investment information and the investment decision-making process are further classified by the Code Administrator into one of following three Access Person levels and as a result are responsible for complying with the personal trading restrictions and obligations of their access designation level.

Access Person Level 1

Any MAM Associate who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for MAM- advised Client accounts or provide direct administrative support to a MAM Associate who makes or participates in the recommendations.

Examples: Portfolio Managers, Analysts, Traders and Certain Administrative Staff

Access Person Level 2

Any MAM Associate who, in connection with his/her regular functions or duties: (i) has regular access to nonpublic information regarding any Clients’ purchase or sale of securities or non- public information regarding the portfolio holdings of any MAM-advised Client account (ii) is involved in making client securities recommendations, or (iii) has regular access to such recommendations that are nonpublic.

Examples: Certain Compliance, Legal, Investment Operations, Administration, Client Services & Products, Private Client Group, Sales/Marketing, Technology Resources, and MMF Personnel as well as Administrative Staff Supporting Level 2 Access Persons

Access Person Level 3

A MAM Associate who, in connection with his/her regular functions or duties, has periodic access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any account advised by MAM

Examples: Certain Business Financial Analysts, Technical Associates, Technical Resource Associates, Legal Staff, Client Services and Products Staff as well as Administrative Staff Supporting Level 3 Access Persons

1 Refer to APPENDIX B for a list of MAM entities who have adopted this Code of Ethics.

2 The Code Administrator or Chief Compliance Officer may modify the requirements of this Code for those MAM Associates whose tenure at MAM is expected not to exceed 90 days (for instance contractors, co-ops and interns) or in instances where a person is subject to another code of ethics or fiduciary duty and where the modification is not otherwise specifically prohibited by law.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	4

1.3	Report Changes to Access Person Status

The Code Administrator is responsible for classifying MAM Associates as Access Persons based on the Code Administrator’s understanding of the MAM Associates current role. If a MAM Associate has a level of investment access different than their assigned category, or the MAM Associate is promoted or changes duties and as a result should more appropriately be included in a different category, it is the MAM Associates responsibility to immediately notify the Code Administrator.

1.4	Code Certification

Each MAM Associate must provide a written (or electronic) acknowledgement of their initial receipt of the Code and any amendments to the Code, copies of which are to be provided by the Code Administrator, and a certification that they have read and understood the Code and will comply with the applicable provisions of the Code (including any amendments to the Code).

Additionally, annually each MAM Associate is required to certify that he or she has read and understands the Code, acknowledges the applicable Code provisions, and represents that he or she has complied with (or has disclosed any failure to comply with) the applicable Code requirements during the past year.

1.5	Reporting Violations of the Code as well as Manulife & MAM Policies

Any MAM Associate who knows or has reason to believe that the Code or a Manulife or MAM policy has been or may be violated must bring such actual or potential violation to the immediate attention of the Chief Compliance Officer.

A MAM Associate must speak with their manager, a member of the Human Resources Department, Law Department or the Chief Compliance Officer if he or she has:

•	a doubt about a particular compliance situation;
•	a question or concern about a business practice; or
•	a question about potential conflicts of interest.

It is a violation of the Code for a MAM Associate to deliberately fail to report a violation or deliberately withhold relevant or material information concerning a violation of the Code or a Manulife or MAM policy.

No person will be subject to penalty or reprisal for reporting in good faith suspected violations of the Code or a Manulife or MAM policy by others.

Additionally, unethical, unprofessional, illegal, fraudulent or other questionable behavior may also be anonymously reported by calling the confidential toll free Manulife Ethics Hotline at 1-866-294-9534 or by visiting the website: www.ManulifeEthics.com.

1.6	Supervisory Oversight & Personal Liability

All MAM Associates with managerial responsibility are responsible for the reasonable supervision of their staff to prevent and detect violations of the Code and applicable rules and regulations. Failure to perform adequate oversight can result in the manager being held personally liable by regulators for violations of the Securities Laws and the Code.

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Complete definitions for italicized terms may be found in APPENDIX A of the Code.	5

PART 2	PRINCIPLES OF BUSINESS CONDUCT

2.1	General Principles of Business Conduct

Each MAM Associate is expected to adhere to a high standard of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our Clients’ interests, or have the potential to cause damage to MAM or a MAM Affiliates’ reputation. To this end, each MAM Associate must act with integrity, honesty and in an ethical manner. The following General Principles of Business Conduct govern the activities of MAM and every MAM Associate as well as the interpretation and administration of this Code:

•	We have a fiduciary duty at all times to place the interests of our Clients first.
•	All personal securities transactions must be conducted consistent with the provisions of the Code that apply and in such a manner as to avoid any actual or potential conflict of interest and any other abuse of trust or responsibility.
•	We should not take inappropriate advantage of our position or engage in any fraudulent or manipulative practice (such as front-running or manipulative market timing) with respect to Client accounts.
•	We must treat as confidential any non-public or confidential information concerning the identity of security holdings and financial circumstances of Clients.
•	We must comply with all applicable laws including applicable domestic and foreign Securities Laws.

Adherence to the General Principles of Business Conduct and other provisions of this Code is a condition of employment at MAM. Additionally, while the Code contains specific restrictions and limitations designed to prevent certain defined types of conflicts, MAM recognizes that not every potential conflict of interest can be anticipated by the Code. Therefore, it is critical that the Code’s General Principles of Business Conduct be followed in the absence of a specific Code requirement or limitation.

Additionally as described in Section 6.2 “Penalties for Code Violations”, failure to comply with the General Principles of Business Conduct (above) or any provision of the Code may result in disciplinary action, including termination of employment.

Compliance Tip - Ask First, Act Second

It is critical that any MAM Associate who is in doubt about the applicability of the Code in a given situation seek a determination from the Code Administrator or the Chief Compliance Officer about the propriety of the conduct in advance.

2.2	Personal Trading & Conflicts of Interests

The Code represents a balancing of important interests. On the one hand, as an investment adviser, MAM owes a duty of undivided loyalty to its Clients, and must avoid even the appearance of a conflict that might be perceived as abusing the trust Clients have placed in MAM. On the other hand, MAM does not want to prevent conscientious professionals from investing for their own accounts where conflicts do not exist or are immaterial to investment decisions affecting the Clients.

When conflicting interests cannot be reconciled, the Code makes clear that, first and foremost, MAM Associates owe a fiduciary duty to MAM’s Clients. In most cases, this means that the affected MAM Associates will be required to forego conflicting securities transactions. In some cases, personal investments will be permitted, but only in a manner, which, because of the circumstances and applicable controls, cannot reasonably be perceived as adversely affecting Client portfolios or taking unfair advantage of the client relationship.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	6

2.3	Confidential Investment Information

Information acquired by a MAM Associate in connection with their duties for MAM, including information regarding actual or contemplated investment decisions, non-public portfolio composition, research, research recommendations, firm activities, or Client interests, is confidential and may not be used in any way that might be contrary to, or in conflict with the interests of Clients or MAM. Additionally, MAM Associates are reminded that certain Clients have specifically required their relationship with MAM to be treated confidentially.

2.4	False Rumors

The Securities Laws prohibit the deliberate or reckless use of manipulative devices or activities with an intention to affect the securities markets, including the intentional creation or spreading of false or unfounded rumors or other information. Accordingly, a MAM Associate may not communicate information regarding companies, Securities, or markets that he or she knows to be false.

2.5	Outside Business Activities

In addition to other Manulife policies with respect to outside business activities, MAM Associates may only serve on outside investment committees or be employed by, serve as an officer of, or serve on boards of trustees and directors of business and non- business entities (including charitable boards) with the approval of the MAM Associate’s manager and the Chief Compliance Officer or MAM General

Counsel.3

2.6	Other MAM & Manulife Compliance Requirements

In addition to the Code, MAM Associates must comply with all compliance-oriented requirements applicable to them, including business unit policies as well as the MAM and Manulife policies listed in the column to the right.

Manulife Code of Business Conduct & Ethics

The Code of Business Conduct and Ethics provides standards for ethical behavior when representing Manulife and conducting Manulife’s business.

Insider Trading & Market Abuse Policies

The MAM and Manulife insider trading and market abuse policies address important topics, such as: the identification and reporting of material non-public information, the Investment Division’s information barrier, MAM’s “restricted list”, and the various prohibitions on sharing and misusing material-non- public information. The policies specifically prohibit the unlawful use and sharing of material non-public information.

Portfolio Holdings Disclosure & Confidentiality Policies

Non-public information about MAM client portfolio holdings as well as other client information cannot be shared or disclosed except in accordance with these policies.

Manulife Anti-Fraud Policy

This policy requires the prompt reporting of any suspicion or allegation of fraud, fraudulent activity, or dishonest activity in relation to Manulife.

Manulife Electronic Communications Guidelines

This policy contains various limitations and restrictions on the use of email, and other forms of electronic communications.

Manulife Conflict of Interest & MAM Gift Policies

These policies address standards and disclosure requirements related to the giving and receiving of gifts and entertainment. For the protection of the MAM Associate and MAM, the appearance of a possible conflict of interest must be avoided.

MAM Anti-Bribery and Pay–to–Play Policies

These policies are designed to prevent bribery, kickbacks and similar unlawful schemes. Specifically, these policies limit or prohibit certain types of gift, entertainment and political donation practices in order for MAM to comply with certain government regulations. For instance, the Pay-to Play Policy restricts certain types of personal political donations in the U.S. A. and also requires the reporting of certain U.S.A. donations by certain MAM Associates.

3 Unless serving at the direction of MAM, MAM Associates who engage in outside business and charitable activities are not acting in their capacity as a MAM Associate and may not use MAM’s name in connection with those activities.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	7

PART 3	PERSONAL INVESTING RESTRICTIONS & LIMITATIONS

The following personal investing restrictions and limitations are designed to prevent certain defined types of conflict of interests. MAM recognizes that not every potential conflict of interest can be anticipated by the Code. Therefore, it is critical that the Code’s General Principles of Business Conduct be followed in the absence of a specific requirement or limitation. It is critical that any MAM Associate who is in doubt about the applicability of the Code in a given situation seek a determination from the Code Administrator or the Chief Compliance Officer about the propriety of the conduct in advance.

3.1	What Securities are Subject to the Code’s Personal Trading Restrictions & Requirements?

Securities in which the Access Person has a Beneficial Interest are subject to the Code’s personal trading restrictions and requirements. An Access Person is deemed to have a Beneficial Interest in any Security where the Access Person controls or has the opportunity to directly or indirectly profit or share in the profit derived from a transaction in the Security. An Access Person is presumed to have a Beneficial Interest in the following Securities:

•	Securities owned by an Access Person in his or her name.

•	Securities owned by Household Family Members.

•	Securities owned by an Access Person indirectly through an account or investment vehicle for his or her benefit, such as an IRA/RRSP/RESP/ ISA/SIPP, family trust or family partnership.

•	Securities in which the Access Person has a joint ownership interest, such as Securities owned in a joint brokerage account.

•	Securities over which the Access Person has discretion or gives advice (other than MAM Client accounts). This includes Securities owned by trusts, private foundations or other charitable accounts for which the Access Person has investment discretion.

3.2	Restriction on Securities under Active Consideration

All MAM Associates (including all Access Persons) may not purchase, sell, or otherwise dispose of any Security in which the MAM Associate has (or as a result of such transaction will establish) Beneficial Interest if the MAM Associate at the time of the transaction has actual knowledge that (i) the Security (if it is a Pre-Clearable Security) is under Active Consideration for Purchase or Sale by or on behalf of MAM or any Client or (ii) the Security is on the MAM Restricted Trading List.

Beneficial Interest & Household Family Member Reminder

Please note that if a specific Code provision (including a personal investing restriction or limitation, pre-clearance obligation or reporting obligation) applies to the Access Person, it also applies to all Securities and Securities accounts over which the Access Person has a Beneficial Interest.

Access Persons are presumed to have a Beneficial Interest in the personal Securities holdings and accounts of Household Family Members. The definition of Household Family Member includes an Access Person’s spouse, significant other, minor children or other family members who also share the same household with the Access Person.

3.3	Restrictions on Manulife Securities

Manulife’s Insider Trading & Reporting Policy prohibits Manulife employees from speculating in MFC Securities. Speculation includes the purchase or sale of Manulife Securities with the intention of reselling or buying back in a relatively short period of time in the expectation of a rise or fall in the market price of such securities, buying or selling options, or short selling. Please refer to the Manulife Insider Trading and Reporting Policy for additional restrictions and requirements on Manulife Securities transactions.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	8

3.4	Pre-Clearance Approval Requirement

Level 1 and Level 2 Access Persons may not purchase, sell or otherwise acquire or dispose of any Security in which he or she has (or as a result of such transaction will establish) a Beneficial Interest without obtaining advance written (or electronic) pre-clearance approval for such transaction from the Code Administrator, Chief Compliance Officer, or the Personal Trading & Reporting System unless the Security transaction is exempt from this Code’s pre- clearance requirement. Refer to APPENDIX C of the Code for a list of Securities and Securities transactions exempt from the pre-clearance requirement.

A preclearance approval is valid only for the day it is granted unless an exception is granted by the Chief Compliance Officer or Code Administrator.

Additionally, successfully obtaining pre-clearance approval for a transaction does not mean an Access Person cannot be found to be in violation of a specific applicable personal investing restriction or limitation of the Code or the Code’s General Principles of Business Conduct.

3.5	Special Pre-Clearance Approval Requirement for Level 3 Access Persons

Level 3 Access Persons are exempt from the pre- clearance requirements of Section 3.4. However, Level 3 Access Person’s may not acquire a Beneficial Ownership in any Security in an Initial Public Offering or a Limited Offering or acquire or dispose of a Beneficial Interest in a Closed-End Investment Company advised by a Manulife Affiliate without obtaining advance written (or electronic) approval from the Chief Compliance Officer.

Pre-Clearance Reminder:
Household Family Members

Access Persons (Level 1 and 2) are required to obtain pre-clearance approval for all Securities transaction of persons who qualify as a Household Family Member of the Access Person (unless the transaction is exempt from the pre- clearance requirement. Refer to Code APPENDIX C for pre-clearance exemptions).

3.6	15 Day Blackout Period Rule

Level 1 and Level 2 Access Persons may not purchase, sell or otherwise acquire or dispose of any Pre-Clearable Security in which he or she has (or as a result of such transaction will establish) a Beneficial Interest if that Same Pre-Clearable Security traded in a Client account 15 calendar days before such transaction (or will trade in a Client account 15 days following such transaction) unless (1) the Access Person has no actual knowledge that the Same Pre- Clearable Security is under Active Consideration for Purchase or Sale by a Client and (2) the transaction can satisfy one of the following exceptions:

•	De Minimis Trading Exception: MAM may permit the transaction if all of the Access Person’s aggregate total same-day pre- clearance requests for the Same Pre-Clearable Security have a transaction market value of less than $25,000 USD and (in the case of equities) the same day transactions in the Pre-Clearable Security total no more than 500 equity shares.

•	Market Cap Securities Exception: MAM may permit the transaction if the individual preclearance request is in the Securities of an issuer whose market capitalization is at least $5 billion USD or more.

Level 1 Access Persons should refer to Part 4 of the Code (Level 1 Access Persons Additional Restrictions) to determine if a Level 1 Access Person may rely on the exceptions (above) to the 15 Day Blackout Period Rule.

If a MAM Client account trades in a Pre-Clearable Security within 15 calendar days before or after an Access Person obtains pre-clearance approval of a trade, the Access Person may be required to demonstrate that he or she did not know that the same Security was under Active Consideration for Purchase or Sale for a Client account.

The Chief Compliance Officer, in his or her sole discretion, may exempt or exclude an individual or class of Access Person transactions and/or Client accounts from the 15 Day Blackout Period Rule so long as the Chief Compliance Officer documents the rationale for granting the exemption or exclusion.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	9

3.7	Affiliated Mutual Fund Profit Ban—30 Day Rule

All Access Persons (including Household Family Members) are prohibited from directly or indirectly profiting from a discretionary purchase and sale of an Affiliated Mutual Fund actively managed by the Access Person’s MAM entity within 30 calendar days.

3.8	Short-Term Profit Ban—60 Day Rule

Level 1 and 2 Access Persons (including Household Family Members), cannot directly or indirectly profit from a discretionary purchase and sale of the same Pre-Clearable Security within 60 calendar days. However, Pre-Clearable Securities whose issuer’s market capitalization is $5 Billion USD or more at the time of the transaction are exempt from this 60 Day Rule. Note: a voluntary transaction related to a derivative Security (including options) which results in a profit is permitted so long as the voluntary transaction occurs more than 60 calendar days after the initial related transaction event.

3.9	Limit Orders and Special Orders

Due to the 1-day pre-clearance trade window outlined in Section 3.4, multi-day special orders, such as “good until canceled orders” or “limit orders,” are prohibited for Level 1 and 2 Access Persons.4 However, Access Persons (and Household Family Members) may place day orders, (i.e., orders that automatically expire at the end of the trading day session). Be sure to check the status of all orders at the end of the trading day and cancel any orders that have not been executed. Please note that if a trade order is left open beyond the pre-clearance window and it is executed outside of the window, the transaction will constitute a Code violation.

3.10	Investment Clubs

Access Persons (including Household Family Members) are prohibited from participating or holding an interest in any Investment Club.

Securities Transactions Exempted from the Affiliated Mutual Fund 30-Day Profit Ban and 60-Day Short Term Profit Ban

The following Securities activities are exempted from both the 60-Day Short Term Profit & Affiliated Mutual Fund 30-Day Profit Ban:

•	All money market fund transactions
•	Automatic Investment Plan transactions (including payroll deduction purchases)
•	Dividend reinvestment purchase transactions
•	Issuer Pro Rata Discretionary Transactions
•	Involuntary issuer transactions (e.g., stock dividends, stock splits/ reverse splits or other similar reorganizations or distributions, call of a debt security, and spin-offs of shares to existing holders)
•	Automatic purchases into a default investment option by a retirement plan
•	Other involuntary purchase or sales activity not at the direction of the Access Person or the Access Person's Household Family Member

Gifts and Donations

Please note that giving gifts and donations of Securities are considered “sales” and are not exempt from 30/60 day profit bans.

Exemptions

The Chief Compliance Officer, in his or her sole discretion, may grant a hardship exemption from 30/60 day profit ban (such as profitable sales motivated by the need to pay for unexpected medical expenses).

4 The Code Administrator or Chief Compliance Officer may provide an Access Person with a transaction-specific exemption in special limited circumstances (e.g., subscription offerings with an uncertain trade execution date, special employment transaction with limited exercise trade windows).

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	10

3.11	Discouraging Excessive Trading

While active personal trading may not in and of itself raise issues under the Securities Laws, MAM believes that a very high volume of personal trading by an Access Person can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of discretionary personal trading activity by In addition to the personal investing restrictions and requirements for Access Persons in Part 3 of this Code, Level 1 Access Persons (including their Household Family Members) are subject to the an Access Person is strongly discouraged and may be subjected to enhanced scrutiny by MAM. The Chief Compliance Officer may impose limitations on the number of Pre-Clearable Securities trades permitted during a given period for certain Access Persons.

3.12	Additional Restrictions—Hong Kong-Based Access Persons Only

Hong Kong-based Access Persons (and Household Family Members) are prohibited from the following additional activities: (i) short selling any Security, (ii) delay of personal transaction settlement beyond the normal settlement time for the relevant market and (iii) cross trades between Access Persons and Client accounts.

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PART 4	LEVEL 1 ACCESS PERSONS ADDITIONAL PERSONAL INVESTING RESTRICTIONS

In addition to the personal investing restrictions and requirements for Access Persons in Part 3 of this Code, Level 1 Access Persons (including their Household Family Members) are subject to the following additional restrictions and requirements.5

4.1	Initial Public Offering Ban

Level 1 Access Persons may not directly or indirectly acquire a Beneficial Interest in a Security through an Initial Public Offering (IPO). Consequently, Level 1 Access Persons (including Household Family Members) must wait to purchase newly-issued IPO Securities until the next business (trading) day following the offering date of the IPO.

4.2	Investment Team Hold Until Sold Rule

A Level 1 Access Person associated with an Investment Team (including Household Family Members) is not permitted to sell a Pre-Clearable Security holding in which they have a Beneficial Interest if (i) the Same Pre-Clearable Security is held in a Client account managed by the Access Person’s Investment Team and (ii) the Access Person (or Household Family Member) purchased the Pre- Clearable Security after the date of the Code’s initial adoption (Refer to APPENDIX B for initial adoption dates) or the date the person was named to the relevant Investment Team (which ever date is later).

5 The Chief Compliance Officer may grant individual exceptions to Sections 4.1, 4.2, and/or 4.3 under limited hardship circumstances where the Chief Compliance Officer concludes that no material conflict of interest is present. For instance in the case of an IPO, a Level 1 Access Person may request and exemption from the IPO prohibition for certain investments that do not create a potential conflict of interest, such as: (1) Securities of a mutual bank or mutual insurance company received as compensation in a demutualization and other similar non-voluntary stock acquisitions; (2) fixed rights offerings; or (3) a family member’s participation as a form of employment compensation in their employer’s IPO. The Chief Compliance Officer may also exclude an individual or class of Client accounts from the application of Sections 4.2 and 4.3 so long as the Chief Compliance Officer documents the rationale for the exemption or exclusion.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	11

4.3	Investment Team Enhanced Trade Blackout Rule for Certain Level 1 Access Persons

Level 1 Access Persons who are members of an Investment Team (including Household Family Members) may not purchase, sell or otherwise acquire or dispose of any Pre-Clearable Security in which he or she has (or as a result of such transaction will establish) a Beneficial Interest if that Same Pre- Clearable Security traded 15 calendar days before such transaction or will trade 15 days following such transaction in a Client account managed by the Level 1 Access Person’s Investment Team. Note: the De Minimis and Market Cap exceptions outlined in Section 3.6 are not available for the types of transactions described above in this Section 4.3.

All Level 1 Access Persons who are members of an Investment Team must affirmatively assert as part of the pre-clearance trade approval process, that the Same Pre-Clearable Security is not under Active Consideration for Purchase or Sale for a Client account managed by the Level 1 Access Person’s Investment Team.

4.4	Pre-Clearance of a Significant Personal Securities Position

In addition to the pre-clearance requirements of Section 3.4, a Level 1 Access Person (including Household Family Members) must obtain advance written trade approval from the MAM Chief Investment Officer—Fixed Income or the Chief Investment Officer—Equity (or their designee) for any discretionary transaction (or series of transactions) which establishes a Beneficial Interest in a Pre-Clearable Security valued at $100,000 USD or more (“Significant Positions”). Additionally, any discretionary transaction which increases or decreases an established Significant Position must be approved in the same manner.

4.5	Disclosure of Personal Investment Conflicts & Limited Offering Independent Review

A Level 1 Access Person cannot recommend or participate in the investment decision-making process involving a particular Security for a Client account if the Access Person also maintains a Beneficial Interest in the same issuer’s Securities unless the Access Person has disclosed the Beneficial Interest to the primary portfolio manager for the relevant Client account or relevant MAM Chief Investment Officer. Following any initial oral disclosure, the Access Person is required to make the same disclosure in writing to the primary portfolio manager and either (i) the Chief Compliance Officer or (ii) the relevant MAM Chief Investment Officer.

In addition to the disclosure requirements (above), an Access Person with a Beneficial Interest in a Limited Offering (a.k.a., a private placement) is required to ensure that any final investment decision (for a Client account) involving the same issuer as the Limited Offering is subjected to an independent review by other MAM investment personnel that do not hold a Beneficial Interest in the same issuer’s Securities.

4.6	1% and 5% Security Ownership Disclosure & Prohibitions

Any Level 1 Access Person with a Beneficial Interest of 1% of more of an issuer or a class or series of an issuer’s Securities must disclose such a fact in writing to the Chief Compliance Officer.

If a Level 1 Access Person holds a Beneficial Interest of 1% or more of an issuer or a class or series of an issuer’s Securities then the same Access Person is prohibited from recommending or participating in the investment decision to purchase or sell the same issuer’s securities for a Client account.

If a Level 1 Access Person serving as a portfolio manager or analyst holds a Beneficial Interest of 5% or more of an issuer or a class or series of the issuer’s Securities then the MAM entity the Access Person is associated with is prohibited from purchasing the same issuer’s Securities for a Client account.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	12

PART 5	INITIAL AND PERIODIC REPORTING

The following requirements allow MAM to monitor and verify Access Person compliance with requirements the Code. All Access Persons must initially and periodically thereafter make disclosures and compliance certifications regarding Securities holdings, Securities accounts and Securities transactions in which the Access Person has a Beneficial Interest in (this includes disclosures, holdings and transaction information for Household Family Members).

5.1	Requirement to Report Securities Accounts

All Access Persons are required to report the name of broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Securities are or can be held for the Access Person's Beneficial Interest (including accounts of Household Family Members).

Access Persons are required to report all Securities accounts within 10 days of initially being designated an Access Person. After this initial report of Securities accounts, any Securities accounts opened in the future time must be reported no later than 10 calendar days following the opening of the account or prior to the first discretionary transaction in the account. To comply with the MAM Insider Trading Policy you are also required to inform any broker/dealer when you open a new Securities account that you are employed by a financial institution and also whether you are registered with a broker-dealer.6

Hong Kong-based Access Persons (and their Household Family Members) must obtain approval from the Code Administrator prior to opening any brokerage account.

5.2	Duplicate Transaction Confirmations & Statements

Each Access Person must arrange for the Code Administrator to receive duplicate copies of trade confirmations of Reportable Securities transactions and, if requested7 by the Code Administrator, periodic account statements for any Reportable Securities accounts in which the Access Person has a Beneficial Interest in if the account holds, or has the ability to hold, Reportable Securities (this requirement also applies to the Securities confirmations and statements of Household Family Members).

Compliance Tip - What Securities Accounts Do I Need to Report?

Any account (including a Household Family Member’s account) that holds or can hold a Security. For instance here is a non-exclusive list of commonly reported Securities accounts:

•	Brokerage Accounts
•	Mutual Fund Only Accounts
•	Custodial Securities Accounts
•	Manulife GSOP Plan Accounts
•	Certain 529 Plans (plans affiliated with or plans with investment options managed by Manulife or Manulife affiliated entity)
•	IRA Accounts
•	Stock Purchase Plans
•	Transfer Agent Accounts
•	Variable Life or Annuity Insurance Policies with underlying Affiliated Mutual Fund investment options
•	Manulife Loan Program Mutual Fund Account
•	John Hancock Unified 401k Plan/Manulife RPS
•	Registered Retirement Savings Plan (RRSP)/RESP/TFSA
•	Uncertificated Book Entry Securities
•	Physical possession of certificated Securities
•	Employee Stock Option Accounts
•	UK Individual Savings Accounts (ISA)
•	UK Self Invested Pension Plans (SIPP)

6 Brokers and dealers are subject to certain rules designed to prevent favoritism toward an Access Person’s accounts. Access Persons may not accept negotiated commission rates that you believe may be more favorable than the broker grants to accounts with similar characteristics.

7 The Code Administrator may rely on the operating groups of Manulife/John Hancock for administration of trading activity limitations and monitoring of market timing policies for Manulife Affiliated Funds. To the extent the Code Administrator has ready access to Securities transaction and holdings through a Manulife Affiliate, the Code Administrator is not required to obtain duplicate confirmations or statements for such accounts.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	13

5.3	USA-Based Access Person Preferred Brokerage Account Requirement

All USA-based Access Persons who became employees of MAM or a MAM Affiliate after March 1, 2008 are required to maintain all Reportable Securities accounts established after March 1, 2008 (including the Securities accounts of Household Family Members) at one of MAM’s Preferred Brokers unless the Securities account has been qualified by the Code Administrator as an Exempt Securities Account. A current list of MAM’s Preferred Brokers can be found on the Personal Trading & Reporting System website or by contacting the Code Administrator. Upon designation as an Access Person, a person has 45 calendar days to (i) qualify any non-compliant Securities account as an Exempt Securities Account or (ii) transfer all assets to a MAM Preferred Broker and close the non- compliant account.

5.4	Initial Holdings Report & Certification

After reporting all Securities accounts (Refer to Section 5.1), new Access Persons must file an Initial Holdings Report.8 This Initial Holdings Report is due within 10 calendar days after the person became an Access Person and the submitted information must be current as of a date no more than 45 calendar days prior to the date the person became an Access Person.

An Access Person must submit with his or her Initial Holdings Report a certification that he or she: (i) has read and understands the Code; (ii) recognizes that he or she is subject to the Code; (iii) agrees to comply with the Code requirements applicable to their designated access level; and (iv) has disclosed or reported all required Reportable Securities holdings and all Securities accounts in which they have a Beneficial Interest (including Household Family Member accounts).

5.5	Quarterly Transaction Report & Certification

All Access Persons must file a Quarterly Transaction Report that discloses certain information about each Reportable Security transaction in which they have (or as a result of the transaction acquired) a Beneficial Interest (including transactions for Household Family Members) during the quarter covered by the Quarterly Transaction Report.9

Each Access Person’s Quarterly Transaction Report is due within 30 calendar days after the end of each calendar quarter. Each Access Person's Quarterly Transaction Report must also include a certification that the submitted Quarterly Transaction Report includes all information required to be reported. In connection with the Quarterly Transaction Report Certification, all Access Persons are also required to certify to the accuracy of the listing of Securities accounts displayed in Personal Trading & Reporting System or by alternative method as permitted by Section 5.8 of the Code.

Compliance Reminder: Automatic Pre- Population of Transaction and Holdings Data in the Personal Trading & Reporting System

As a convenience to certain Access Persons, Code Administration works with certain brokers to obtain Securities transaction and holding data to pre-populate Quarterly Transaction and Annual Holdings Reports in the Personal Trading & Reporting System. The pre-populated data may contain omissions or inaccuracies. It is each Access Person’s responsibility to contact the Code Administrator to correct any inaccurate transaction or holdings data prior to submitting a report or certification.

8 The Initial Holdings Report will contain: (i) the title and type of each Reportable Security in which the Access Person has any Beneficial Interest; (ii) the exchange ticker symbol or CUSIP number and the number of shares or principal amount of each Reportable Security (each as applicable); (iii) the name of any broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Securities are or can be held for the Access Person's direct or indirect Beneficial Interest; and (v) the date the report is submitted by the Access Person.

9 The Quarterly Transaction Report will include the following information: (i) the date of the transaction (“trade date”); (ii) the title of the Reportable Security; (iii) the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares or principal amount of each Reportable Security, the type of transaction or acquisition, the price at which the transaction was effected (each as applicable); (iv) the name of any broker, dealer, bank, or other entity with or through which the transaction was effected; and (v) the date the report is submitted by the Access Person.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	14

5.6	Reporting of Gifts, Donations & Inheritances

An Access Person’s gift or donation of a Pre-Clearable Security is considered a “sale” event for Level 1 and 2 Access Persons (this includes gifts or donations by Household Family Members) and therefore requires pre-clearance approval prior to making the gift or donation. Additionally, any approved gift or donation event of a Reportable Security must be accurately reflected in the next Quarterly Transaction Report (Refer to Section 5.5).

The receipt of a gift or an inheritance of Reportable Securities should be promptly reported to the Code Administrator to ensure the new holding is accurately accounted for. Note: the receipt of a gift or inheritance does not require pre-clearance approval from Compliance.

5.7	Annual Holdings Report & Certification

All Access Persons must file an Annual Holdings Report.10 The Annual Holdings Report is due within 45 calendar days of December 31st and must be current as of a date no more than 45 calendar days prior to the date this information is filed. Each Access Person must submit each Annual Holdings Report with a certification that he or she: (i) has read and understands the Code; (ii) recognizes that he or she is subject to the Code; (iii) has complied with (or has disclosed any failure to comply with) the Code’s requirements applicable to their designated access level; and (iv) has reported all violations of the Code and all required Reportable Securities holdings and Securities accounts for which the Access Person holds a Beneficial Interest (including the applicable holdings and accounts of Household Family Members).

5.8	Method of Reporting & Certifications

Access Persons are expected to use the intranet- based Personal Trading & Reporting System, to make their required Securities account disclosures, Initial and Annual Holdings Reports, Quarterly Transaction reports and related certifications.11 An Access Person that fails to make a required report or certification by the specified deadline will, at a minimum, be prohibited from engaging in discretionary personal trading until the reporting/certification requirement is satisfied and may give rise to other sanctions (this prohibition also applies to any Securities account or Securities of which the Access Person has a Beneficial Interest, including the Securities accounts and Securities of Household Family Members). The timing of the deadlines for each reporting obligations are set by various regulations adopted under the Securities Laws. Compliance may establish earlier deadlines than specified in this Part 5 to ensure compliance with the Securities Laws.

***

10 The Annual Holdings Report will include: (i) the title and type of each Reportable Security in which they have Beneficial Interest; (ii) the exchange ticker symbol or CUSIP number (as applicable) and the number of shares or principal amount of each Reportable Security (as applicable); (iii) the name of any broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Securities are or can be held for the Access Person's direct or indirect benefit; and (iv) the date the report is submitted by the Access Person.

11 Access Person’s without access to the Personal Trading & Reporting System will use other methods for reporting and certification as directed by the Code Administrator or Chief Compliance Officer.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	15

PART 6	CODE ADMINISTRATION

6.1	No Liability for Losses

MAM and Manulife Affiliates and/or any MAM Clients will not be liable for any losses incurred or profits avoided by any Access Persons or Household Family Member resulting from the implementation or enforcement of the Code. Access Persons must understand that their ability (as well as the ability of the Household Family Members) to buy and sell Securities may be limited by the Code and that trading activity by MAM, MAM Clients, and/or other Manulife Affiliates may affect the timing of when an Access Person (as well as Household Family Members) can buy or sell a particular Security.

6.2	Penalties for Code Violations

Penalties for violating the Securities Laws can be severe, both for the individuals involved and their employers. A person can be subject to penalties even if he or she does not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided ("disgorgement"), jail sentences, fines for the person committing the violation, and fines for the employer or other controlling person.

In addition, any violation of the Code is subject to the imposition of sanctions by MAM as may be deemed appropriate under the circumstances by MAM. These sanctions could include, without limitation, bans on personal trading, disgorgement of trading profits, and personnel action, including termination of employment, where appropriate. Refer to MAM’s Fine and Sanction Guidelines for further information.

6.3	Exemptions & Appeals

Exemptions from Code provisions may be granted by the Chief Compliance Officer where warranted by applicable facts and circumstances, if permitted by law, and if the CCO determines and exemption would be in accord with the spirit of the General Principles of the Code and the Securities Laws. Access Persons may direct their request for an exemption to the Code Administrator or Chief Compliance Officer. The Chief Compliance Officer is also authorized to modify the personal trading provisions of this Code as it applies to a specific MAM Associate where local law would prohibit the application of a specific provision.

If Access Person believes that a Code-related request has been incorrectly denied by the Chief Compliance Officer, or that a Code-related action is not warranted, an Access Person may make a written appeal of the decision or action within 30-days of the decision or action to the Ethics Oversight Committee. Code Administration will arrange an appropriate forum or communication for the consideration of appeals.

6.4	Code Amendments

The Chief Compliance Officer is permitted to approve non-material amendments to the Code and the Ethics Oversight Committee (or MAM Board, if applicable) is responsible for approving any material amendments. For certain MAM Affiliated Mutual Fund clients, the respective Board of Trustees of the Affiliated Mutual Fund must approve any material changes to the code of MAM within six (6) months of the adoption of the material change in accordance with the requirements of Rule 17j-1 under the Investment Company Act of 1940.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	16

6.5	Code Interpretation & Administration

The Chief Compliance Officer has general administrative responsibility for the Code and is responsible for establishing policies and procedures for the administration of the Code; monitoring and testing for Code compliance; ensuring Code training is provided to Access Persons; granting exceptions or exemptions to any provision of the Code, on an individual or a class basis; appointing one or more Code Administrators and defining the scope of his or her authority and day-today responsibilities (in addition to those specified in the Code); oversight of the Code Administrator’s Code activities; considering and recommending material amendments to the Code to the Ethics Oversight Committee (or MAM Board, if applicable); and reviewing and considering any decisions made by the Code Administrator at the request of a MAM Associate or involving ordinary sanctions imposed related to Code violations.

Ethics Oversight Committee (or MAM Board, if applicable) retains the ultimate discretion as to the interpretation the Code’s provisions in any given situation, rendering material sanctions for violations of the Code, and rendering final judgments on any Access Person’s appeal of any decision or ordinary sanction imposed by the Chief Compliance Officer.

6.6	Recordkeeping

The Chief Compliance Officer or Code Administrator maintains or causes to be maintained, the following records: (1) a copy of the Code or any predecessor MAM code of ethics which has been in effect during the most recent 5-year period; (2) a record of any violation of the Code, or any predecessor MAM code of ethics, and of any action taken as a result of such violation in the 5-year period following the end of the fiscal year in which the violation took place; (3) a list of all persons currently or within the most recent 5-year period who were required to make reports pursuant to the Code (or any predecessor Code) and the person(s) who were responsible for reviewing these reports; (4) copies of all acknowledgements of each person's receipt of the Code, Initial and Annual Holdings Reports, Quarterly Transaction Reports, and duplicate brokerage confirmations and Securities account statements (as applicable) filed during the most recent 5-year period; and (5) a record of the approval of, and rationale supporting, the acquisition of Securities by Access Persons in an Initial Public Offering or Limited Offering for at least 5 years after the end of the fiscal year in which the approval is granted. 12

Code records will be maintained for the first 2 years in an office of MAM (in paper or accessible electronically) and in an easily accessible place for the time period as required by any applicable regulations thereafter. 13

***

[12]	In reviewing a pre-clearance request for a Limited Offering or IPO the Chief Compliance Officer may consider the following factors: (1) whether the investment opportunity should be or can be reserved for MAM clients; (2) is it being offered because of a relationship to MAM or position within MAM; and (3) any other relevant factors in the sole discretion of the Chief Compliance Officer. The Chief Compliance Officer or Code Administrator will document the rationale for any approval decision.

[13]	Code records for MAM Hong Kong will be maintained for at least 7 years and maintained in an easily accessible place.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	17

Appendix A	Definitions of Italicized Code of Ethics Terms

Access Person	Refer to definition in Section 1.2 of this Code.

Active Consideration for Purchase or Sale	A Security is under Active Consideration for Purchase or Sale once a MAM portfolio manager forms a specific intent to purchase or sell a Security for a MAM Client account.

Affiliated Mutual Fund	Any Mutual Fund for which Manulife serves as an investment adviser (or sub-adviser) or whose investment adviser (or sub-adviser) controls, is controlled by, or is under common control with Manulife. (e.g., Manulife or John Hancock Mutual Funds).

Automatic Investment Plan	A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Examples include automatic dividend reinvestment plans and payroll deduction purchase plans.

Beneficial Interest	An Access Person is deemed to have a Beneficial Interest in any transaction in which the Access Person controls or has the opportunity to directly or indirectly profit or share in the profit derived from the Securities transacted. An Access Person is presumed to have a Beneficial Interest in the following Securities and related transaction activities: (1) Securities owned by an Access Person in his or her name; (ii) Securities (and Securities accounts) owned by Household Family Members; (iii) Securities owned by an Access Person indirectly through an account or investment vehicle for his or her benefit, such as an IRA/RRSP/RESP/ISA/SIPP, family trust or family partnership; (iv) Securities owned in which the Access Person has a joint ownership interest, such as Securities owned in a joint brokerage account; and (v) Securities over which the Access Person has discretion or gives advice (other than MAM Client accounts) and includes Securities owned by trusts, private foundations or other charitable accounts for which the Access Person has investment discretion. Beneficial Interest is interpreted in the same manner under the Code as it would be under Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934.

Chief Compliance Officer	The term Chief Compliance Officer refers each Chief Compliance Officer of the applicable MAM entity adopting this Code.

Client	For purposes of this Code, the term “Client” means the specific person or entity that has an investment advisory or investment sub-advisory services agreement (or supervised investment delegation affiliate arrangement) with the specific MAM entity adopting this Code.

Closed-End Investment Company	A Closed-End Investment Company is a registered investment company that issues a fixed number of shares and is usually traded on a major stock exchange. In contrast, an open-end investment company (i.e., mutual fund) continuously offers new shares to the public and repurchases shares at net asset value. Note: Many REITs are Closed-End Investment Companies.

Code Administrator	Code Administrator refers to the person (or persons) designated by the relevant MAM Chief Compliance Officer to be primarily responsible for the day-to-day administration of the Code.

Direct Obligations of the Government of the US or UK	Any security directly issued or guaranteed as to principal or interest by the United States. Examples of direct obligations include Cash Management Bills, Treasury Bills, Notes and Bonds, and STRIPS. It is important to note that Federal National Mortgage Association (Fannie Mae), and Federal Home Loan Mortgage Corporation (Freddie Mac) Securities are not Direct Obligations of the Government of the United States. Directed Obligations of the UK refers to the following list of Securities issued and guaranteed by the United Kingdom Treasury: Premium Savings Bonds, Index Linked Savings Certificates, Fixed Interest Savings Certificates, Guaranteed Equity Bonds, Capital Bonds, Children’s Bonus Bonds, Fixed Rate Savings Bonds, Income Bonds, and Pensioners Guaranteed Income Bonds. Refer to M&G Investment Management Ltd. SEC No-Action Letter (Sept. 10, 2002)

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	18

Appendix A	Definitions of Italicized Code of Ethics Terms (Continued)

Ethics Oversight Committee	The Ethics Oversight Committee is an ad hoc or standing compliance committee composed of relevant MAM Chief Compliance Officer and certain MAM senior management.

Exempt ETF	An Exempt ETF is an exchange-traded fund that has as its underlying tracking instrument the S&P 100, S&P Midcap 400, S&P 500, Hang Seng Index, Hang Seng China Enterprises Index, TSX 60, EAFE, FTSE 100, and Nikkei 225. Exempt ETFs also include options and futures contracts on the S&P 100, S&P Midcap 400, S&P 500, TSX 60, EAFE, FTSE 100, and Nikkei 225. Exempt ETF transactions do not require advance pre-clearance approval. Refer to APPENDIX C for further information on reporting Exempt ETF transactions and holdings.

Exempt Securities Accounts	With written approval from Code Administrator, a US-based Access Persons (and Household Family Members) subject to the Preferred Broker Requirement of Section 5.3 are permitted to maintain a Securities account with an entity other than with a Preferred Broker, if the Securities account can meet one of the following exemptions: (i) it contains only Securities that can’t be transferred; (ii) it exists solely for products or services that one of the Preferred Brokers cannot provide; (iii) it exists solely because your spouse’s or significant other’s employer prohibits external covered accounts; (iv) it is managed by a third-party registered investment adviser; (v) it is restricted to trading interests in 529 College Savings Plans; (vi) it is associated with an ESOP (employee stock option plan) or an ESPP (employee stock purchase plan); (vii) it is required by a direct purchase plan, a dividend reinvestment plan, or an Automatic Investment Plan with a public company in which regularly scheduled investments are made or planned; (viii) it is a Mutual Fund only account; (ix) it is required by a trust agreement; (x) it is associated with an estate of which the Access Person is the executor, but not a beneficiary, and involvement with the account is temporary; (xi) transferring the account would be inconsistent with other applicable rules; or (xii) other exception approved by the Code Administrator.

High Quality Short Term Debt Instrument	Any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization(e.g., S&P, Moody’s, Fitch, A.M. Best).

Household Family Member	An Access Person’s spouse, “significant other,” minor children, or other family member who also shares the same household with the Access Person. An Access Person’s “significant other” is defined as a person who (i) shares the same household with the Access Person; (ii) shares living expenses with the Access Person; and (iii) is in a committed personal relationship with the Access Person and there is an intention to remain in the relationship indefinitely.

The CCO or Code Administrator, after reviewing all the pertinent facts and circumstances, may determine, if not prohibited by applicable law, that an indirect Beneficial Interest over Securities held by members of the Access Person's Household Family Members does not exist or is too remote for purposes of the Code’s requirements.

Initial Public Offering	An offering of Securities registered under the U.S. Securities Act of 1933 (or comparable non-U.S. registration statute or regime), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934 (or comparable non-U.S. compulsory reporting requirements).

Investment Club	A group of people who pool their assets in order to make joint decisions (typically a vote) on which Securities to buy, hold or sell.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	19

Appendix A	Definitions of Italicized Code of Ethics Terms (Continued)

Investment Team	An individual Investment Team describes the grouping of MAM analysts and portfolio managers who make or participate in making recommendations regarding the purchase or sale of securities for designated MAM-advised Client accounts. The Code Administrator or CCO may also assign certain traders to specific Investment Teams if the trader regularly participates in the Security recommendation process with the analysts or portfolio managers.

Limited Offering	A Securities offering that is exempt from registration under the U.S. Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, or equivalent foreign statute or regulation. Also known as a private placement Security (e.g., private investment funds, “hedge funds,” limited partnerships, etc.)

MAM Associate	MAM Associates are: (i) any partner, officer, director (or other person occupying a similar status or performing similar functions) of MAM; (ii) an employee of MAM (including contractors, co-ops and interns); (iii) any person who provides investment advice on behalf of MAM and is subject to the supervision and control of MAM; (iv) any person meeting the definition of Access Person; and (v) any other person who the Code Administrator deems a MAM Associate.[14]

Manulife	Manulife Financial Corporation

Manulife Affiliate	All persons or entities controlled by Manulife.

Mutual Fund

(a) Any U.S. registered open-end investment management company (i.e., mutual fund); or

(b) a Canadian or foreign regulated mutual fund (UCITs etc.) which meets the following 4 requirements: (i) redemption on demand at the net asset value of fund shares, (ii) forward pricing reflecting the net asset value of fund shares, (iii) daily calculation of the fund’s net asset value in a manner consistent with principles and rules adopted under the Investment Company Act of 1940, and (iv) absence of a secondary market. Refer to SEC No-Action Letter, Manufacturers Adviser Corp., Sept. 10, 2002.

No Direct or Indirect Control Over Account	Purchases, sales or dispositions of Securities over which a person has no direct or indirect influence or control (e.g., a "blind trust" or certain managed accounts which the Access Person has obtained from the Code Administrator a written exemption).

Personal Trading & Reporting System	The web-based reporting and certification system used by MAM to facilitate compliance with certain periodic reporting and pre-clearance obligations imposed under the Code (a.k.a., PTCC). Access Persons not provided with access to the PTCC will make reports, disclosures, and certifications in an alternate method as directed by the Code Administrator.

Pre-Clearable Security	All Securities except those Securities listed on APPENDIX C of the Code as exempt from the pre- clearance requirements of the Code.

Preferred Brokers	A current list of MAM’s Preferred Brokers can be found on the Personal Trading & Reporting System website or by contacting the Code Administrator. Refer to Section 5.3 for further information regarding the Preferred Broker requirements.

 14 In reliance on the Prudential SEC no-action letter, certain MAM SEC-registered investment advisers may include in the definition of “MAM Associate” any person of a MAM Affiliate who is involved, directly, or indirectly, in MAM’s investment advisory activities.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	20

Appendix A	Definitions of Italicized Code of Ethics Terms (Continued)

Pro Rata Discretionary Transactions	Purchases or other acquisitions or dispositions of Securities resulting from the discretionary exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of the issuer. (e.g., discretionary participation in takeovers, rights & tender/exchange offerings)

Reportable Security	All Securities except those Securities listed as exempt from the Initial and Annual Holdings Report and Quarterly Transaction Report requirements on APPENDIX C of the Code.

Same Pre-Clearable Security	For an equity Security, the Same Pre-Clearable Security would include all other equity securities of the same issuer or, other instrument whose value is derived from the value of the issuer’s equity Securities. For a debt Security, the Same Pre-Clearable Security would include all other debt instruments of the same issuer as well as any instrument whose value is derived from the credit, value or reference to the issuer’s debt.

Security (Securities)	A “security” as defined by Section 1(1) of the Ontario Securities Act, the Hong Kong Securities and Futures Ordinance, Section 3(a)(10) or the Investment Advisers Act of 1940. Examples include but are not limited to: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, mutual funds, closed-end funds, unit investment trusts, REITS, ETFs, commodity funds, broker cds, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, pre-organization certificate or subscription, transferable share, investment contract, security-based swap, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any “security” (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privileged entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. References to a Security also includes any warrant for, option in, or “security” or other instrument immediately convertible into or whose value is derived from that “security” and any instrument or right which is equivalent to that “security.” The definition of Security applies regardless of the registration status or domicile of registration of the Security (i.e., the term Security includes both private placements/limited partnership interests and publicly-traded securities as well as domestic and foreign Securities). For purposes of this Code, the definition of Securities also includes other instruments and interests labeled as reportable on APPENDIX C of this Code.

Securities Laws	The Securities Laws include various domestic and foreign securities-related laws, statutes and rules/regulations that govern MAM’s investment management activities and includes: Ontario Securities Act, UK Financial Services Authority regulations, the Securities and Futures Ordinance of Hong Kong, Securities and Futures Act (Singapore), the Securities Act of 1933 (US), the Securities Exchange Act of 1934 (US), the Sarbanes-Oxley Act of 2002 (US), the Investment Company Act of 1940 (US), the Investment Advisers Act of 1940 (US), Title V of the Gramm-Leach-Bliley Act (US), and the Bank Secrecy Act (US) (as it applies to funds and investment advisers).

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	21

Appendix B	Code of Ethics Initial Adoption and Amendment Dates

Declaration Management & Research LLC	Initially Adopted July 1, 2012, Amended Effective Date September 1, 2013

Manulife Asset Management (US) LLC	Initially Adopted January 12, 2012, Amended Effective Date September 1, 2013

Manulife Asset Management (North America) Limited	Initially Adopted February 22, 2012, Amended Effective Date November 1, 2013

Manulife Asset Management Limited	Initially Adopted February 22, 2012, Amended Effective Date November 1, 2013

Manulife Asset Management (Europe) Limited	Initially Adopted September 1, 2013

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	22

APPENDIX C Securities Reporting & Pre-Clearance Manulife Asset Management Code of Ethics	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and (iii) all Securities transactions must be reported quarterly.	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?	Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

(italicized terms are defined in the Code)			Note: Level 3 Access Persons are only required to obtain pre- clearance approval for transactions involving IPOs, Limited Offerings, and Closed- End Investment Companies advised by a Manulife Affiliate

Government Securities

Direct Obligations of the Government of the US or UK	No	No	No

State, Province or Municipal Bonds	Yes	Yes	Yes

Direct Obligations of the Governments of Canada, Japan, Germany, France or Italy	Yes	Yes	No

Money Market Instruments/Commodities/Currency

Bankers Acceptances	No	No	No

Bank Certificates of Deposit	No	No	No

Brokerage Certificates of Deposit	Yes	Yes	No

Commercial Paper	No	No	No

High Quality Short-Term Debt Instruments	No	No	No

Repurchase Agreements	No	No	No

Money Market Funds (including Money Market Affiliated Mutual Funds)	No	No	No

Physical Commodities and Options and Futures on Commodities (not commodity ETFs or closed-end funds)	No	No	No

Foreign and Domestic Currency Holdings/Transactions (including currency options and futures)	No	No	No

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	23

APPENDIX C Securities Reporting & Pre-Clearance (Continued) Manulife Asset Management Code of Ethics	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and (iii) all Securities transactions must be reported quarterly.	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?	Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

(italicized terms are defined in the Code)			Note: Level 3 Access Persons are only required to obtain pre- clearance approval for transactions involving IPOs, Limited Offerings, and Closed-End Investment Companies advised by a Manulife Affiliate

IPOs / Private Placements / Limited Offerings

IPOs (Note: Prohibited for Access Person Level 1)	Yes	Yes	Yes

Private Placements/Private Funds/Limited Offerings	Yes	Yes	Yes

Issuer Event Transactions / Automatic Investment Plans

Involuntary Issuer Transactions and Holdings (stock dividends, stock splits/reverse splits, or other similar reorganizations or distributions, call of a debt security, and spin-offs of shares to existing holders)	Yes	Yes	No

Issuer Pro Rata Discretionary Transactions/Elections (purchases or other acquisitions or dispositions resulting from the discretionary exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer) (e.g., discretionary participation in takeovers, rights & tender/exchange offerings)	Yes	Yes	Yes. Pre-clearance approval for discretionary elections should be sought by manually phoning or emailing the Code Administrator directly.

Automatic Investment Plans (a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation)

(for Mutual Funds AIPs Refer to below)	Yes. You must add up all of the Plan transactions for the year and reflect the activity on the Annual Holdings Report	No. You do not need to report automatic (non- discretionary) Plan transactions on the Quarterly Transaction Report	No, however, transactions that override the automatic preset schedule (discretionary purchases /sales, discretionary changes in individual security selection) must be pre-cleared. Note: You do not need to pre-clear a change to your money contribution level into a Plan.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	24

APPENDIX C Securities Reporting & Pre-Clearance (Continued) Manulife Asset Management Code of Ethics	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and (iii) all Securities transactions must be reported quarterly.	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?	Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

(italicized terms are defined in the Code)			Note: Level 3 Access Persons are only required to obtain pre- clearance approval for transactions involving IPOs, Limited Offerings, and Closed-End Investment Companies advised by a Manulife Affiliate

Issuer Event Transactions / Automatic Investment Plans

Dividend Reinvestment Plan Automatic Transactions	Yes	No	No

Issuer Direct Stock Plan Automatic Transactions	Yes	No	No

Issuer Direct Stock Plan Non-Automatic Transactions (discretionary transactions)	Yes	Yes	Yes. A pre-cleared transaction instruction is valid until executed by the Plan.

Investment Company Securities

Closed-End Investment Companies	Yes	Yes	Yes

Exchange Traded Funds (ETFs) and Exchange Traded Notes	Yes	Yes	Yes, however, Exempt ETFs do not need to be pre-cleared (Refer to definition in Code)

Money Market Funds (including Money Market Affiliated Mutual Funds)	No	No	No

Mutual Funds* (non-affiliated)	No	No	No

* Affiliated Mutual Funds	Yes	Yes	No

* Affiliated Mutual Funds interests held by or through the Manulife Registered Pension Plan (RPS), Manulife Registered Retirement Savings Plan (RRSP), John Hancock Unified 401k Plan, other employer-sponsored retirement plan, 529/RESP plan, or any other account.	Yes	Yes, however do not report automatic transactions/rebalances (in accordance with a predetermined schedule/ allocation) on the Quarterly Transaction Report	No

* Affiliated Mutual Funds held through a variable (annuity or life) insurance product separate account/unit investment trust	Yes (report Affiliated Mutual Fund unit values)	Yes, however do not report automatic transactions/rebalances (in accordance with a predetermined schedule/ allocation) on the Quarterly Transaction Report	No

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	25

APPENDIX C Securities Reporting & Pre-Clearance (Continued) Manulife Asset Management Code of Ethics	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and (iii) all Securities transactions must be reported quarterly.	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?	Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

(italicized terms are defined in the Code)			Note: Level 3 Access Persons are only required to obtain pre-clearance approval for transactions involving IPOs, Limited Offerings, and Closed- End Investment Companies advised by a Manulife Affiliate

Employee Compensation Instruments

MFC Shares in the MFC Global Share Ownership Plan (GSOP)	Yes	Purchases—No Sales—Yes	No

MFC Restricted Share Units (RSU), Deferred Share Units (DSU), or Performance Share Units (PSU)	No	No	No

Options Acquired from MFC or Other Public Company Employer as Part of Employee Compensation (MFC Solium Account options)	Yes	Yes	Grants - No. You do not need to pre-clear a MFC option grant but do need to report the grant in your quarterly transaction report.

Exercising Options - Yes. You do need to pre-clear a sale or exercise of these employment-related options.

Employer Phantom Stock/Phantom Option Interest (granted as compensation to employee, only employer can redeem interest and interest is non-transferrable)	No	No	No

Gifts / Blind Trusts / Managed Accounts

Gifts, Inheritances, or Donations of Reportable Securities (received or given)	Yes	Yes	Securities Gifts & Inheritances Received - No Securities Given or Donated - Yes

No Direct or Indirect Control Over Account (Securities held in, purchased/sold for an account where a person does not have direct or indirect influence or investment/ proxy voting control, e.g., Blind Trusts, Certain Managed Accounts)	No*	No*

No**

However, you must report initial and annual holdings in (as well as pre- clear and report quarterly transactions for) a Managed Account unless the Access Person has obtained a specific written pre- clearance or reporting exemption from the Code Administrator.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	26